Consent of Independent Auditors

We consent to the references to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the incorporation by reference of our report dated December 27, 1996 in this post-effective amendment to the Registration Statement (Form N-1A) and related Prospectus of Babson Enterprise Fund II, Inc. filed with the Securities and Exchange Commission under the Securities Act of 1933.

Ernst & Young LLP
Ernst & Y9ung LLP

Kansas City, Missouri
March 13, 1997